Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts.  Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act.  The SEC has made clear that these general antifraud provisions of Section 206, apply not only to Clients, but also to prospective Clients and in the case of fund(s) advised by the Firm, any investor or prospective investor in a fund.  Mere negligence on the part of the Firm in breaching its fiduciary duty to a fund(s), or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act.  For example, the Firm must take care not to include false or misleading statements in private placement memoranda, Form ADV disclosures, investor reports, responses to “requests for proposals”, or other disclosures to Clients, investors or prospective Clients of investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest.  The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual.  In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients.  Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Clients first.  We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client.  For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code of Ethics.  Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code of Ethics.

2.
Moderate gifts and entertainment.  The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code of Ethics.

3.
Conduct all personal securities transactions in compliance with this Code of Ethics.  This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades.  While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

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4.
Keep information confidential.  Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business.  Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.
Seek advice when in doubt about the propriety of any action or situation.  Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for himself or herself.  Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients.  While these provisions speak of fraud, they have been construed very broadly by the SEC and are used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations.  One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client.  This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

Under limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.  In the case of trades in listed securities in broad and deep markets, where Employee participation will not affect Client investment opportunities, Employees may trade the same security(ies) as Clients provided it is considered an Exempt Transaction (see Personal Securities section), or, appropriate pre-clearance is obtained.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Employee accounts.

Procedures

Disclosure of Personal Interest.  If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the Chief Compliance Officer and obtain approval prior to making the investment.

Restriction on Investment.  Based on the information given, the Chief Compliance Officer,  CEO, CIO, COO or their designee will make a decision on whether to restrict an Employee’s participation in the investment decision in light of the following factors, among others: (i) whether the opportunity was suitable for the Client; (ii) whether the Client is legally and financially able to take advantage of this opportunity; (iii) whether the Client would be disadvantaged in any manner; (iv) whether the Employee’s opportunity is de minimis; and (v) whether the Employee’s opportunity is clearly not related economically to the securities to be purchased, sold or held by the Client.

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Record of Determination and Monitoring.  A record of the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.  The Chief Compliance Officer will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest prior to making the opportunity available to Clients.

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Insider Trading

Law

Section 204A of the Advisers Act requires that investment adviser’s establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by broker-dealers, investment advisers and their employees.

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities.  Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws.  This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

•
trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

•
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of research reports, if any, or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways.  First, the Firm or an affiliate of the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business.  The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients.

Who is an Insider?  The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and banks, and the employees of such organizations.  In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company.  An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company).  A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

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What is Material Information?  Trading on non-public information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security.  Material information can be positive or negative and can be related to any aspect of a public company’s business, including the industry in general, or to a type of security.

Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition discussions, proposals, or agreements, major litigation, liquidity problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business.  For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information and what is Public Information?  Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation, or a quotation services such as Bloomberg, could be considered public. General release of the information over a computer based-service, in a corporate communication to shareholders or in a widely distributed prospectus, followed by the passage of adequate time for the investing public to absorb such information normally constitutes adequate disclosure. In addition, the Firm generally considers sell-side published research to be public information.  That said, the circulation of rumors, however, even if they turn out to be accurate, does not constitute sufficient public disclosure.  Information is not adequately disclosed to the public merely because a finite number of persons in the investment community may be aware of it.

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Material information that is communicated under circumstances where it is indicated that is it has not been widely disseminated or where the recipient knows or suspects that it has been provided by an inside source should be treated as non-public information.

What is Tipping?  Tipping involves providing material non-public information to anyone who might be expected to trade, or trades, while in possession of that information.  An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information. As noted below, it is the Firm’s policy that any material non-public information that an employee becomes aware of not be shared with any other employee or person, other than the Compliance Department and Legal Department.

Penalties for Insider Trading.  Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided.  A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

Section 204A of the Advisers Act requires that investment adviser’s establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers and their employees.  In addition, employees of the Firm have ethical and legal responsibilities to maintain the confidences of the Firm, and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm.  Furthermore, violations of the laws against insider trading by Firm employees can expose the Firm and such employees to severe civil and criminal liability.

The Firm has adopted the following policies and procedures in attempt to: (i) ensure the propriety of employee trading activity; (ii) protect and segment the flow of material, non-public and other confidential information; (iii) avoid possible conflict situations; and (iv) identify trades that may violate the prohibitions regarding insider trading and tipping and other manipulative and deceptive devices contained in the federal and state securities laws and the rules thereunder.  Upon joining the Firm, each employee will be required to sign an acknowledgement indicating that each such person is familiar with the Manual, including this Insider Trading policy, and will adhere to this policy at all times during his or her association with the Firm.

PEAK6 Investments, L.P. (“PEAK6”, the parent company of PEAK6 Advisors) and/or the Firm may adopt more specific policies as applicable.  The Legal Department and/or the Compliance Department may, in their discretion, amend or waive these policies at any time without notice.  Any questions about these policies should be directed to the Compliance Department and the Legal Department.

All employees are required to immediately report any known breach of these policies to the Compliance Department and the Legal Department.

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Firm policy prohibits Employees from effecting securities transactions while in possession of material, non-public information. Employees also are prohibited from disclosing such information to others.  The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities, and, if such information affects the industry in which the subject issuer conducts business, the securities and related securities of other participants.  If Employees receive inside information, they are prohibited from trading on that information, whether for the account of any Client, or their own account, any accounts in which they have a direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.  In addition, Employees must refrain from communicating any inside, proprietary or confidential information to any person (including the CEO and CIO), other than the Chief Compliance Officer or Legal Department.  The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients.  Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization).  The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Procedures

Identification and Protection of Insider Information.  If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who will document the matter.

•	Refrain from purchasing or selling the securities on behalf of himself or herself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer or Legal Department.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, she will determine whether to restrict all trading in the security.

Restricted List.  If a determination is made to restrict trading, the Compliance Department will notify all appropriate Employees that the security is restricted.  The list of restricted securities applied to the Firm can also be found on Compliance11. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer and/or the Legal Department.  Restrictions on such securities may also extend to options, rights, warrants and debt relating to such securities.  When a security is deemed restricted, all new trading activity of such security for the Firm may cease, unless otherwise approved in writing by the Chief Compliance Officer or the Legal Department.  If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm.  A security will be removed from restriction if the Chief Compliance Officer or the Legal Department confirms that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

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Watch List.  In addition to the Restricted List, the Firm maintains a Watch List.  The Compliance Department and/or the Legal Department may place an issuer on the Watch List if it is determined that special surveillance of Firm trading is required versus, for example, restricting an Entity or Entities.  Employee and Employee Related Account pre-clearance requests are also monitored for requests to purchase or sell securities on the Watch List.  Employee and Employee Related Accounts requests to purchase or sell securities on the Watch List may be denied without explanation.

The content of the Watch List is highly confidential and generally limited to the staff in the Compliance Department and the Legal Department and other individuals deemed appropriate by the Compliance Department and/or Legal Department.

Policies for Handling Non-Public Information.  Employees may not intentionally receive or access non-public information without pre-approval from the Compliance Department or the Legal Department. If an Employee inadvertently receives or accesses non-public information without pre-approval, the Employee is required to immediately notify the Compliance Department or the Legal Department. Upon such notification, the Compliance Department and/or the Legal Department will determine the course of action, which may include restricting an Employee or the Firm.

Limitations on Use of Non-public Information.  Non-public information may be received subject to a non-disclosure or confidentiality agreement to be used for a specific purpose, such as, but not limited to, consideration of a specific trade or investment.  All non-disclosure or confidentiality agreements to be entered into by PEAK6 or the Firm must be approved by the Legal Department.  Any use of non-public information in violation of a non-disclosure or confidentiality agreement is prohibited.

Disclosure of Non-public Information.  PEAK6 or the Firm may release non-public information to outside parties such as PEAK6’s or the Firm’s outside counsel or auditors who have a valid business “need to know” such non-public information.  These other parties are subject to a non-disclosure or confidentiality obligations. The Compliance Department and/or the Legal Department will ensure that the appropriate agreement is in place prior to the Firm’s release of non-public information to other parties.

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In certain limited cases, for example when considering a merger or acquisition transaction, the Firm, may, when permitted under applicable confidentiality agreements, release non-public information to Employees that have a legitimate business “need to know” such non-public information in order for those employees to perform their job responsibilities. Generally, such Employees would be employees in the Compliance, Legal and Finance Departments.  In the event that non-public information needs to be released to employees beyond those initially approved to receive or access non-public information, the Compliance and/or Legal Department should be consulted to determine whether additional restrictions need to be put in place, which could include but is not limited to, restricting the trading of the Firm or establishing another information barrier, if appropriate.

In all circumstances, all Employees that have received or have access to non-public information must recognize that non-public information may not be shared in violation of these policies and that regardless of any non-disclosure and/or confidentiality agreement in place, or any legitimate business “need to know”, release of non-public information may not be released to any person if it appears that that person will or likely will misuse the non-public information.

Restricting Access to Material Non-public Information.  To preserve the confidentiality of material non-public information, Employees should undertake the following steps:

•
Material inside information should be communicated only when there exists a justifiable reason to do so on a need to know basis inside or outside the Firm.  Before such information is communicated to other persons, Employees should contact the CEO, CIO or the Chief Compliance Officer.

•	Confidential matters should not be discussed in elevators, hallways, restaurants, airplanes, taxicabs or any place where the information may be overheard.

•	Confidential or sensitive information should not be left on desks or in other places where they can be read by others. Computer terminals should not be left unattended without exiting open files.

•	Confidential or sensitive documents should not be read in public places or discarded where they can be retrieved by others.

•	Confidential or sensitive documents should not be carried in an exposed manner.

•	On drafts of sensitive documents, use code names or delete names to avoid identification of participants.

•	Do not discuss confidential business information with spouses, other relatives or friends.

•	Avoid even the appearance of impropriety.

Account Review to Detect Insider Trading.  To detect insider trading, the Compliance Department will review statements and/or statement information received and requested of Employees (not otherwise, included in any Compliance11 or other Firm databases or systems) for trades subject to pre-clearance that were not pre-cleared or trades subject to restriction on trading issued by the Compliance Department under the Firm’s insider trading policies and procedures within 45 days after the end of each calendar quarter.  Such review will be evidenced by electronic signature and date in Compliance11 (on statements and/or statement information uploaded to Compliance11) or by initialing, dating and maintaining statement and/or statement information of Employee accounts.  The CEO and CIO will review trading activity in Firm accounts on an ongoing basis.  It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues.  The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation.  At a minimum, an investigation record should include:  (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Paid Research Consultants.  The Firm does not currently pay or solicit research consultants also known as “expert networks” to advise the Firm regarding its agency or proprietary trading or advisory businesses or to set up meetings and calls with public companies.  In no circumstances may any employee solicit or engage for payment a research consultant or expert network without prior approval of the Compliance Department and the Legal Department.

Contacting Public Companies.  The Firm permits employees to contact the investor relations departments of public companies to confirm or attain publicly available information. Contacting or soliciting other departments, individual staff members or company executives of public companies in effort to seek non-public information is prohibited.

Contacting a public company regarding the purchasing of goods or services of such company in the ordinary course of the Firm’s business, by an employee authorized to make such purchasing decision or contact, is not prohibited, but in all circumstances no Employee is ever permitted to solicit non-public information.

Publishing Research.    The Firm does not currently publish research.

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Personal Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients or who has access to such recommendations that are non-public (“Access Persons”).

Transaction Reporting Requirements.  All Access Persons must electronically file, via Compliance11, initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Investments”):

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of open-end mutual funds other than public funds managed by the Firm, if any;

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and, as determined by the Firm;

•	Municipal bonds;

•	Futures; and

•	Annuities or other insurance products

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in a security.  An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household.  All such accounts are referred to as “Employee and Employee Related Accounts.”  Employee and Employee Related Accounts also may include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a controlling influence.

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Policy

Access Persons.  All Access Persons must electronically file, via Compliance11, all required initial and annual holdings reports and quarterly reports of transactions in Employee and Employee Related Accounts.  A list of such persons is maintained by the Chief Compliance Officer.  In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

Disclosure of Employee and Employee Related Accounts.  Prior to or promptly upon employment, or opening, closing or changing any Employee or Employee Related Account, an employee must complete a Personal Account Notification Disclosure on Compliance11, a web-hosted system of maintaining certain employee related compliance records. All accounts falling under the definition of Employee and Employee Related Accounts as described above must be disclosed via Compliance11.  Separately, for each of the Employee and Employee Related accounts disclosed for which the Compliance Department is required or chooses to receive statements or statement information (i.e.; activity and holdings), the Compliance Department will prepare a letter or letters to the financial institution maintaining the account, advising such institution to provide duplicate account statements or statement information to the Firm.  In certain instances, the Firm may choose not to receive statements or statement information. For example, the Firm may not require ongoing receipt of statements or statement information of:

•	State sponsored Section 529 education savings programs;

•	Employer sponsored 401(k) programs;

•	Automated dividend reinvestment programs; and

•	Accounts solely limited to open end mutual fund company investments (e.g.; American Funds).

Promptly upon the start of employment, each new employee is responsible for providing a copy of the most current or last month’s statement of all Employee and Employee Related Accounts disclosed in Compliance11 to the Compliance Department.  Lastly, employees are responsible for providing copies of any statement of activity or holdings upon the request of the Compliance Department.

Requirement to Maintain Employee and Employee Related Accounts with Approved Brokers.  Employee and Employee Related Accounts for which the Compliance Department requires or chooses to receive statements or statement information are to be maintained by certain approved brokers (“Approved Brokers”).  Limiting Employee and Employee Related Accounts to certain Approved Brokers improves the effectiveness and efficiency of the Firm’s compliance program.  The current list of Approved Brokers, which may be amended from time to time, is as follows:

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•	OptionsHouse, LLC

•	E*Trade Securities LLC

•	TD Ameritrade, Inc.

•	Scottrade, Inc.

•	Fidelity Brokerage Services LLC

•	Charles Schwab & Co., Inc.

•	Merrill Lynch, Pierce, Fenner & Smith Inc.

•	Morgan Stanley Smith Barney LLC (not including Citibank/Citigroup accounts)

•	J.P. Morgan Chase & Co. (Private Bank only, not Chase accounts)

•	UBS Financial Services, Inc.

Upon the start of employment but no later than 30 days following commencement of employment, Employees are required to transfer Employee and Employee Related Accounts to an Approved Broker(s) unless the Compliance Department has advised the employee otherwise.  Exceptions may be made for Qualified Investment Managed Accounts (see below) and for certain compelling circumstances; however, exceptions are not normal and customary.

Pre-clearance.  All securities transactions by Access Persons, including investing in shares of initial public offerings and private placements, are subject to pre-clearance according to the procedures set forth below, except for transactions in Exempt Investments. The Compliance Department may amend the list of Exempt Investments from time to time.

Pre-clearance requests are submitted via Compliance11.  Generally, permission or denial of the request will be rendered by the CEO, CIO, COO or their delegate(s) by the end of the trading day on which the request is received.  Pre-clearance approvals will be effective for the period specified in the approval notification sent to the employee, generally five business days. The Firm reserves the right to deny requests or delay approval at their discretion.

Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about private placements as the Chief Compliance Officer may request.

Short-Term Trading.  Short-term trading in securities of issuers in which an Employee is an officer, or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws.  Although other short-term trading activity is not strictly prohibited, employees and their related accounts are strongly discouraged from trading for speculative purposes and short-term trading profits.  As a matter of policy, an Employee is not permitted to trade in and out of a position, other than a position in an Exempt Investment, in less than 30 days, unless otherwise approved by the Chief Compliance Officer.

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Prohibited Transactions.  Access Persons are not permitted to trade any security that could result in even the appearance of impropriety.  Therefore, Access Persons may be prohibited in trading products (options, common stock, warrants, corporate bonds, etc.) in the same issuers that are traded in Client accounts.   For example, Access Persons that trade for Client accounts (“Portfolio Managers”) or that assist Portfolio Managers trading Client accounts may not be permitted to trade in the same products that are primarily traded for Client accounts.

Further, Access Persons may not trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics unless otherwise approved by the Compliance Department.

Permitted Transactions.  Generally, Access Persons are permitted to trade in a variety of products provided that there is no conflict with Client accounts.  For example, provided that an Access Person is not a Portfolio Manager and would also generally not have access to Client accounts, such Access Person may be permitted to trade options (or stock, convertible bonds, etc.) in the same options (or stock, or convertible bonds, etc.) traded for Client accounts.  For example, Access Persons that are Portfolio Managers or that assist Portfolio Managers trading Client accounts may be permitted to trade options (or stock, or convertible bonds, etc.) provided that the option (or stock, convertible bond, etc.) is available in sufficient  quantities and provided the Client is not disadvantaged in the opinion of the CEO, CIO, COO or their designee.  Any pre-clearance request that could result in the appearance of impropriety may not be permitted. Further the Chief Compliance Officer is permitted to change this policy without notice.

Initial Public Offerings.  Financial Industry Regulatory Authority (“FINRA”) Rules 5130 and 5131 prohibit the sale of equity securities in an initial public offering (“IPO(s)”) to accounts of certain categories of purchasers (“Restricted Persons”). Restricted Persons include but are not limited to broker-dealer personnel, immediate family members of broker-dealer personnel, portfolio managers of an investment adviser and others.  In general, Employee and Employee Related Accounts are typically prohibited from participating in equity IPOs.  FINRA Rule 5130 does not include the following types of securities: rights, convertible, preferred and others.  Secondary offerings of equity securities do not fall under the definition of an IPO.

Exception for Qualified Investment Managed Accounts. If an Employee is required to disclose an Employee and Employee Related Account but does not exercise investment discretion over such account, transactions in such account may be excluded from pre-clearance.  To exclude such account’s transactions from pre-clearance, the Employee must provide the Compliance Department with satisfactory written documentation demonstrating that a qualified investment manager or broker has investment discretion over the “Qualified Investment Managed Account.” In addition, the Employee must submit a signed certification attesting to the account(s) and identity of the qualified investment manager or broker, and also attest that all investment decisions are made by the qualified investment manager or broker and not directly or indirectly by the Employee or an immediate family member.

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Code of Ethics

Employees and their immediate family members are not permitted to provide advice, suggestions or directions to purchase or sell any security in Qualified Investment Managed Accounts; however, Employees are permitted to discuss investment goals and asset allocation amongst asset classes in such approved accounts with their qualified investment manager or broker.

All Qualified Investment Managed Accounts must be approved by the Compliance Department prior to the account’s transactions becoming excluded from pre-clearance.  Exclusion from pre-clearance does not imply that the qualified investment manager or broker is exempt from providing duplicate account statements or statement information to the Compliance Department.

Procedures

Access Persons.  The Chief Compliance Officer maintains a list of all persons who are considered Access Persons for purposes of Rule 204A-1.

Opening an Access Person Account.  Prior to or promptly upon opening any Access Person Account, an Access Person must complete the Personal Account Notification Disclosure on Compliance11, a web-hosted system of maintaining employee related compliance records.

If an Access Person has a Beneficial Interest in an account, but does not exercise investment discretion over such account, the account may be excluded from pre-clearance.  To exclude such an account, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone other than the Access Person has been granted investment discretion over the account.

Statements or Statement Information.  For Employee and Employee Related Accounts for which the Firm chooses to receive statements or statement information, the Chief Compliance Officer will prepare a letter or other appropriate request to the financial institution maintaining the account advising such institution to provide duplicate statements or statement information to the Firm.

Such statements must be provided upon issuance for the Employee and Employee Related  Accounts, and all such statements or statement information must be received no later than 30 days after the end of each quarter.  The Access Person is responsible for ascertaining that such documentation has been sent to the financial institution and for providing a copy of the first month’s statement to the Chief Compliance Officer.

Initial and Annual Holdings Reports.  Each Access Person must electronically file a holdings report disclosing all securities (other than Exempt Investments and those that have not been previously reported on account statements received by the Firm) in any Employee and Employee Related Account on the Personal Securities Holdings Report or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January.  Each such report must be current as of a date no more than 45 days before the report is submitted.

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Quarterly Reporting Requirements.  Each Access Person must electronically submit to the Chief Compliance Officer via Compliance11 within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Investments) effected in each Employee and Employee Related Account during such quarter that have not been otherwise provided to the Chief Compliance Officer. This would include securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.  The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected.  Information regarding such transactions need not be reported if duplicate account statements or statement information for all Employee and Employee Related Accounts have been provided to the Chief Compliance Officer or are managed by Compliance11.  Employees must independently report securities that do not appear on the account statements (e.g., any securities acquired in private placements or by gift or inheritance) on the Electronic Quarterly Securities Transaction Report form provided via Compliance11.  Even if no transactions are required to be reported, each Employee must electronically submit such a report certifying that all transactions have been reported.

Pre-clearance.  Each Employee who wishes to effect a transaction in any IPO, private placement, or in any publicly traded securities except Exempt Investments must first obtain pre-clearance of the transaction from either the CEO, CIO, COO or Chief Compliance Officer or their designee, as appropriate, by submitting a Pre-Clearance Request via Compliance11.  A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received barring any research that may need to be done or requests for additional documentation by the CEO, CIO, COO or the Chief Compliance Officer or their designee. Pre-clearance will be effective for the period specified in the approval notification sent to the employee.  In approving any IPO, the Chief Compliance Officer must cite the reasons for such approval.

Review of Employee and Employee Related Accounts.  All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, that is not managed by Compliance11 will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. Employee and Employee Related Account exceptions generated by Compliance11 will be reviewed and generally resolved by the Compliance Department within 15 business days.  The Chief Compliance Officer will review statements and statement information received and requested of Employee and Employee Related Accounts (not otherwise, including Compliance11 or other Firm databases or systems) for trades subject to pre-clearance that were not pre-cleared or trades subject to restriction on trading issued by the Compliance Department under the Firm’s insider trading policies and procedures within 45 days after the end of the quarter and note evidence of such review by initialing, dating, and maintaining statements and/or statement information of Employee and Employee Related Accounts.

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Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality.  Each Employee’s personal account records will be accessible to the respective Employee, the Chief Compliance Officer and appropriate compliance staff, other senior officers and appropriate personnel.

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Code of Ethics

Gifts and Entertainment

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients.  If the Firm or an Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan.  The acceptance of offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA.  Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transactions with the institution, which is viewed as a form of bribery.  Finally, providing gifts and entertainment for foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment.  Employees must electronically disclose gifts and entertainment received or provided during the normal course of business via Compliance11 other than gifts promotional items (i.e., caps, t-shirts, pens, etc.)

Employees are not permitted to accept gifts that have an aggregate value of more than $100 annually from a single giver.  Such gifts must be declined or returned, absent pre-approval via Compliance11 from either the CEO, CIO, COO, Chief Compliance Officer or their designee as appropriate.  Gifts that have an aggregate value of no more than $100 annually from a single giver and promotional items may be accepted.  Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.  Employees may accept entertainment provided: (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in the event is disclosed within 10 days of the event via Compliance11, per event, regardless of how often.  Please note that tickets to sporting and cultural events and similar events are considered gifts unless the giver is present at such event.

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Code of Ethics

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a broker, vendor, or other person that does business with the Firm, or in excess of $50 per year to any employee of an exchange.  Employees may provide reasonable entertainment provided: (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the entertainment has been disclosed within 10 days (unless otherwise permitted) of the event via Compliance11, per event, regardless of how often.

Cash.  No Employee may give or accept cash gifts or cash equivalents (e.g., gift cards or certificates) to or from Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts.  All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Political Contributions:  Pay to Play Arrangements.  Political contributions to public officials may not exceed limits established under SEC rules for contributions to any one official per election.  See “Marketing Practices – Pay-to-Play Arrangements” below.

Gratuities to Foreign Officials.  The Foreign Corrupt Practices Act prohibits the giving of anything of value to foreign officials and foreign political parties, their officials and their candidates for office.

Client Complaints.  Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint.  All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations.  Employees should never offer gifts or other favors for the purpose of influencing ERISA Client or prospective Client decision-making.  Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

Prohibited Gifts and Entertainment.  Employees must electronically disclose gifts and entertainment other than gifts promotional items (i.e., caps, t-shirts, pens, etc.) received or provided during the normal course of business via Compliance11, regardless of how often. All entertainment must be disclosed within 10 days (unless otherwise permitted) of each event.

In addition, if an Employee has been offered a gift with an aggregate value exceeding $100 from any Client, broker, vendor, or other person that does business with the Firm, the Employee must seek approval via Compliance11 prior to accepting or retaining such gift.  If an Employee wishes to provide a gift having a value in excess of $100 (other than an employee of an exchange, which is limited to $50 per calendar year) to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, members of the news media, or to Clients or prospective Clients of the Firm, the Employee must seek pre-approval via Compliance11, per event, regardless of how often, prior to providing such gift.  Other gifts (excluding promotional items) must be disclosed within 10 days if each event.

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Code of Ethics

If there is any question about the appropriateness of any particular gift or entertainment, or when disclosure, or approval are required, Employees should consult the Chief Compliance Officer.

Expense Reports.  The Firm’s Chief Financial Officer (“CFO”) will review all reports or other documentation regarding Employee expense reimbursement monthly to monitor compliance with this policy.

Political Contributions.  See “Marketing Practices – Pay-to-Play Arrangements” below.

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Code of Ethics

Outside Business Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employment with PEAK6 is a full-time responsibility.  PEAK6 must be considered your primary employer.  While PEAK6’s policy on Outside Business Activities is not intended to restrict an Employee’s personal rights, PEAK6 employment will take precedence in all matters involving work issues.  Outside employment will not be considered a valid reason for absenteeism, tardiness, or poor job performance.

No Employee will be permitted to be active in any group or organization, receive compensation or hold outside employment when such activity may bring the Employee into a possible conflict of interest with their job at PEAK6.  Compensation may include salary, stock options or warrants, referral fees, or providing of services or products as remuneration.  Generally, remuneration consisting of anything of present or future value for services rendered may be considered compensation.

Outside employment, endeavors or compensation are only permitted when either the CEO, CIO, COO, or their designee as appropriate, and the Chief Compliance Officer determine that it does not constitute a conflict of interest or otherwise interfere with the performance of your job or violate any securities industry regulations.

These activities include, but are not limited to, the following:

•	Being an officer of or employed or compensated by any other person for business-related activities;

•	Acting as an independent contractor or in a similar capacity for persons or entities other than the Firm;

•	Serving as an officer, director, partner, managing member or in a similar capacity with entities other than the Firm or PEAK6;

•	Acting as a finder and receiving a finder’s fee;

•	Engaging in activities to an extent that diverts an employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm;

•
Having any direct or indirect financial interest or investment in any business (other than a PEAK6 entity) or other current or prospective supplier of goods or services to the Firm or PEAK6 from which the Employee might benefit or appear to benefit materially;

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•	Serving on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations; or

•	Working part-time or full-time for persons or entities other than the Firm or PEAK6.

Outside business activities may be approved if they do not:

•	Coincide or conflict with hours of scheduled work at the Firm or PEAK6;

•	Conflict with job responsibilities or affect the Employee’s ability to perform satisfactorily at the Firm or PEAK6;

•	Cause an Employee to arrive late for, or leave early from work at the Firm or PEAK6; or

•	Constitute a conflict with the Firm or any PEAK6 interest.

With respect to any outside activities engaged in by an Employee, the following restrictions apply; (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm or PEAK6; (ii) the Employee is prohibited from using the Firm’s or PEAK6’s offices, systems (including communications systems, i.e.; email), equipment or stationery for any purpose not directly related to the Firm’s or PEAK6’s business, unless such employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Should an unanticipated conflict of interest result from the outside employment, the Director of Human Resources and/or the Chief Compliance Officer, in conjunction with the CEO, CIO, COO or their designee as appropriate will, upon learning of such conflict, instruct the Employee to terminate the outside employment. Failure to disclose an outside business activity or to cease the outside employment as directed may be grounds for termination from the Firm and/or PEAK6.

Upon employment and before undertaking any of the activities listed above, Employees must submit an Outside Business Activity Request via Compliance11 detailing all aspects of the proposed activity including the following:

1.	Name of the outside employer or association;
2.	Nature of activity or association;
3.	Time spent at this activity per week or month and whether the activity occurs during the Firm’s or PEAK6’s normal business hours; and
4.	Amount and type of compensation.

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Code of Ethics
Procedures

Approval.  Before undertaking any of the activities listed above, the Employee must submit via Compliance11 detailed information regarding all aspects of the proposed activity including the following:

•	Name of the outside employer or association;

•	Nature of activity or association;

•	Time spent at this activity per week or month and whether the activity occurs during the Firm’s or PEAK6’s normal business hours;

•	Amount and type of compensation.

The Employee may not undertake such activity until the Employee has obtained approval from the Chief Compliance Officer via Compliance11.

Restrictions on Activities.  With respect to any outside activities engaged in by an Employee, the following restrictions apply: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm or PEAK6; (ii) the Employee is prohibited from using the Firm’s or PEAK6’s offices, systems (including communications systems, i.e.; email), equipment or stationery for any purpose not directly related to the Firm’s or PEAK6’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

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Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information.  “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments (this includes, but is not limited to, the Firm’s positions) and investment strategies (other than general descriptions), or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm.  Confidential Information also includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information does not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

Employees (including Employees assigned to or providing services to the Firm who are deemed subject to this Manual) may not at any time, while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm or appropriate personnel of the Firm’s affiliates, or (ii) use or appropriate any Confidential Information.

In certain instances, Confidential Information may be disclosed subject to a confidentiality or non-disclosure agreement.

Definitions.  Confidential and proprietary Information means any and all information, oral or written, that is confidential or proprietary in nature, including without limitation:

•	Inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Firm;

•
The Firm’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

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•
The subject matter of the Firm’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, business and marketing plans and other industrial property, including information in incomplete stages of design or research and development;

•
The Firm’s business operations, business plans and business records, including marketing, research and product and service development plans and strategies which have been implemented or are being considered;

•	The Firm’s pricing information, pricing methods and financial information;

•	The Firm’s list of past, existing Clients or potential clients, customers, members, partners, stockholders and investors; and

•	Any other information or documents which the Firm reasonably regards as confidential.

Procedures

Restrictions on Communications of Confidential Information.  Employees must not at any time, while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm or appropriate personnel of the Firm’s affiliates, or (ii) use or appropriate any Confidential Information.

In certain instances, Confidential Information may be disclosed subject to a confidentiality or non-disclosure agreement.  Employees are required to consult the Legal Department for an appropriate non-disclosure agreement prior to releasing Confidential Information.  Further, each Employee agrees to inform the Legal Department promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy, or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Physical Security of Information.  Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally.  Use of speaker phones or cellular telephones also should be avoided in circumstances where Confidential Information may be overheard by unauthorized persons.  Documents and files that contain Confidential Information must be kept secure in order to minimize the possibility that such Confidential Information will be transmitted to an unauthorized person.  Confidential documents should be stored in locked file cabinets or other secure locations.  Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons.  All Employees should lock their computers at the end of each work day.

Firm Property.  Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm.  All originals and copies of Confidential Information are the sole property of the Firm.  Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee promptly will deliver all copies of such materials to the Firm.

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